Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

April 26, 2013

SJW Corp.

110 W. Taylor Street

San Jose, California 95110

RE:	SJW Corp., Registration Statement on Form S-3 (File No. 333-184984)

Ladies and Gentlemen:

We have acted as counsel to SJW Corp., a California corporation (the “Company”), in connection with the filing of (i) the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2012, (ii) the preliminary prospectus supplement of the Company dated March 27, 2013, including the accompanying base prospectus dated December 21, 2012 (the “Base Prospectus”), which was filed by the Company with the SEC on March 27, 2013 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), and (iii) the final prospectus supplement of the Company dated March 28, 2013, including the accompanying Base Prospectus, which final prospectus supplement was filed by the Company with the SEC on March 28, 2013 pursuant to Rule 424(b)(2) promulgated under the Securities Act (the “Prospectus”), relating to the offering and sale by the Company of 100,000 additional shares of its Common Stock, par value $0.521 per share (the “Shares”) that the underwriters have an option to purchase pursuant to Section 2 of the Underwriting Agreement dated March 28, 2013 (the “Underwriting Agreement”) among the Company and Robert W. Baird & Co. Incorporated, as representative of the several underwriters named on Schedule I to the Underwriting Agreement.

In connection with this opinion letter, we have examined the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Company, the Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of California and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP